Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell
Vice Chairman and
Chief Financial Officer
(650) 234-6000

ROBERT HALF INTERNATIONAL INC.

REPORTS SECOND-QUARTER REVENUES AND EARNINGS

MENLO PARK, California, July 17, 2003 — Robert Half International Inc.  (NYSE symbol: RHI) today reported revenues and earnings for the second quarter ended June 30, 2003.

For the quarter ended June 30, 2003, net income was $.1 million or $.00 per share, on revenues of $483.0 million.  Net income for the prior year’s second quarter was $3.2 million or $.02 per share, on revenues of $473.1 million.  The $.00 per share reported for the second quarter of 2003 is after a $.04 loss per share impact from the company’s new ProtivitiSM subsidiary.

For the six months ended June 30, 2003, the company recorded a net loss of $3.3 million or $.02 per share, on revenues of $956.2 million.  For the six months ended June 30, 2002, net income was $12.3 million or $.07 per share, on revenues of $941.6 million.

“Our financial results were in line with our guidance for the second quarter and reflect the still-cautious hiring climate,” said Harold M. Messmer, Jr., chairman and chief executive officer of Robert Half International Inc.  “We were encouraged by the sequential improvements in the gross margins of our staffing operations and the continued generation of strong cash flow.”

Revenues increased significantly for the company’s Protiviti subsidiary, which specializes in internal audit and business and technology risk consulting.  “We are pleased with the rapid growth and market acceptance of Protiviti.  This business is seeing increased demand in areas such as Sarbanes-Oxley Section 404 compliance and the establishment of an internal audit function for clients, forensic and regulatory investigations, and technology risk consulting to help firms safeguard IT assets and manage other risks related to technology.”

Shortly after the end of the second quarter, Robert Half International Inc. completed the acquisition of its last independent Robert Half franchise with offices in Overland Park, Kan., and Kansas City, Mo.  “As of July 1, all RHI locations throughout the United States, Canada and abroad are now company-owned and operated,” Messmer said.

Robert Half International management will conduct a conference call today at 5 p.m. EDT to discuss the quarterly financial results.  The dial-in number is 888-989-0720 (+1-630-395-0017 outside the United States) and the passcode is “Robert Half International.”  A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on July 22, 2003.  The dial-in number for the replay is 800-947-6621 (+1-402-220-4613 outside the United States).  The conference call will also be archived in audio format on the company’s website at www.rhi.com.

Robert Half International Inc. is the world’s largest provider of specialized staffing services.  Its divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel; Robert Half® Technology, for information technology professionals; The Affiliates®, for legal personnel; and The Creative Group®, for advertising, marketing and web design professionals.  The company serves its clients and candidates through more than 320 offices worldwide and through online job search services at its divisional websites, all of which can be accessed at www.rhi.com.  Robert Half International is also the parent company of Protiviti (www.protiviti.com), a leading independent business risk consulting and internal audit firm.

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions.  These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of qualified candidates for temporary employment or the company’s ability to attract qualified candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the success of the company in attracting, training and retaining qualified management personnel and other staff employees; and whether governments will impose additional regulations or licensing requirements on personnel services businesses in particular or on employer/employee relationships in general.

With respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; significant costs and diversion of management time could be incurred in integrating key personnel into Protiviti; certain capitalizable costs associated with the employment arrangements could become impaired and written off; failure to produce projected revenues could adversely affect financial results; and we could become involved in litigation relating to prior transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results.  The company undertakes no obligation to update information contained in this release.

A copy of this press release is available at www.rhi.com.

ATTACHED:	Summary of Operations

Supplemental Financial Information

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

Net service revenues	$482,962	$473,121	$956,190	$941,592
Direct costs of services	305,587	290,003	609,163	573,573

Gross margin	177,375	183,118	347,027	368,019

Selling, general and administrative expenses	175,002	178,564	347,910	350,075
Amortization of intangible assets	2,759	859	5,534	859
Interest income	(590)	(1,458)	(1,371)	(2,765)

Income (loss) before income taxes	204	5,153	(5,046)	19,850
Provision for income taxes	70	1,958	(1,741)	7,543

Net income (loss)	$134	$3,195	$(3,305)	$12,307

Diluted net income (loss) per share	$.00	$.02	$(.02)	$.07

Shares:
Basic	168,597	174,826	168,475	174,440
Diluted	171,839	180,905	168,475	180,939

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

REVENUES:
Accountemps	$202,327	$209,471	$406,624	$423,380
OfficeTeam	124,601	120,588	245,188	238,080
RH Technology	50,947	56,048	101,696	112,997
RH Management Resources	50,432	54,165	101,579	108,011
RH Finance & Accounting	23,991	26,039	46,331	52,314
Protiviti	30,664	6,810	54,772	6,810
Total	$482,962	$473,121	$956,190	$941,592

GROSS MARGIN:
Temporary and consultant staffing	$150,825	$159,282	$299,487	$317,908
Permanent placement staffing	23,991	26,039	46,331	52,314
Risk consulting and internal audit services	2,559	(2,203)	1,209	(2,203)
Total	$177,375	$183,118	$347,027	$368,019

OPERATING INCOME (LOSS):
Temporary and consultant staffing	$9,824	$11,292	$18,415	$25,907
Permanent placement staffing	1,357	(957)	728	(2,182)
Risk consulting and internal audit services	(8,808)	(5,781)	(20,026)	(5,781)
Total	$2,373	$4,554	$(883)	$17,944

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$2,759	$859	$5,534	$859
Depreciation expense	$13,741	$17,561	$27,503	$34,783
Capital expenditures	$8,583	$12,867	$19,596	$24,349
Open market repurchases of common stock (shares)	167	1,889	1,159	1,889

	June 30,
	2003	2002
	(Unaudited)

SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$317,674	$373,426
Accounts receivable, less allowances	$224,844	$245,359
Total assets	$946,729	$1,020,902
Current liabilities	$198,189	$191,840
Notes payable and other indebtedness, less current portion	$2,379	$2,447
Total stockholders’ equity	$745,498	$819,461